Pricing  Supplement  No.  3                    Filing under Rule 424(b)(3)
Dated  September  22,  1998                    Registration File No. 333-51843
(To Prospectus dated August  10, 1998 and
Prospectus Supplement dated August 10, 1998)   Cusip # 948 74R BG0

                                 $200,000,000

                          WEINGARTEN REALTY INVESTORS

                          MEDIUM-TERM NOTES, SERIES A


Principal  amount:    $7,000,000                 Floating Rate Notes:  N/A
Interest  Rate  (if fixed rate): 6.50%           Interest rate basis:  N/A
Stated  Maturity:  September  25,  2008          Paper Rate
Specified  Currency:    U.S.  $                         Prime Rate
Applicable  Exchange  Rate  (if  any):                  LIBOR
    U.S.  $1.00  =  N/A                                 Treasury Rate
Issue  price  (as  a  percentage  of                    CD Rate
    principal amount):  100%                            Federal Funds Rate
Selling Agent's commission (%): 0.625%                  Other
Purchasing  Agent's  discount                    Index Maturity:  N/A
    or  commission  (%):  N/A                    Spread:    N/A
Net proceeds to the Company (%): 99.375%         Spread Multiplier:  N/A
Settlement  date  (original                      Maximum Rate:  N/A
    issue date):  September 25, 1998             Minimum  Rate:    N/A
Redemption  Commencement                         Initial Interest Rate:  N/A
    Date  (if  any):  N/A                        Interest Reset Date(s):  N/A
Interest Determination Date(s):  N/A             Optional Repayment Date:  N/A
Calculation  Date(s):    N/A
Interest Payment Date (s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1

     Redemption  prices  (if  any):    The Redemption Price shall initially be
N/A %  of  the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:    N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $125,000,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."


                                 MERRILL LYNCH
                                      AND
                 DONALDSON, LUFKIN & JENRETTE SECURITIES CORP.